Exhibit 10.19

GERMAN AMERICAN BANCORP, INC.

Restricted Stock Award Agreement (2018/2019 Additional Retainer)
for _________________ (“Director”)

December 17, 2018

German American Bancorp, Inc. (the “Company”) is pleased to grant to you an award pursuant to the resolution of the Company’s Board of Directors adopted as of the date of this document consisting of a certain amount of shares of Common Stock of the Company (the “Common Stock”) subject to certain restrictions under the Company’s 2009 Long Term Equity Incentive Plan (the “Plan”) and this Agreement (“Agreement”). This Agreement and the shares granted hereby are subject to the terms and conditions of the Plan, the terms of which are incorporated herein. Any capitalized term that is not defined in this Agreement has the meaning described by the Plan. Please see the Plan document for more information regarding your rights and obligations under this Agreement.
Please execute this Agreement by signing both copies. Return one copy within thirty (30) days of its date to Terri Eckerle, Shareholder Relations, German American Bancorp, Inc., 711 Main Street, Box 810, Jasper, Indiana 47546. Retain one copy of the Agreement for yourself along with the enclosed Plan.
1.    Grant of the Award. The Company hereby grants you, as of the date specified above (the “Grant Date”) an Award consisting of Six Hundred Ninety-Six (696) shares of Common Stock, with an aggregate value as of the Grant Date of approximately Twenty Thousand Dollars ($20,000). We sometimes refer in this Agreement to the shares of Common Stock that are part of the Award (including any other securities distributed in respect of the shares of Common Stock, or in substitution for those shares, by reason of an adjustment provided for in Section 8) as the “Restricted Stock.” This Award is granted to you subject to the terms and conditions specified in this Agreement and the Plan.

2.    Vesting of the Award. Subject to earlier forfeiture and cancellation pursuant to the Plan and this Agreement and possible acceleration as provided by Article VIII of the Plan, your rights to retain the Award (including the Restricted Stock) will vest as of 12:01 A.M. Jasper time on the morning of December 5, 2019 (“Vesting Date”). The period prior to the Vesting Date is referred to in this Agreement as the Restricted Period. The Board of Directors, by the vote (or written consent in lieu thereof) of not fewer than a majority of the members of the Board of Directors then in office (other than you) who are independent directors for purposes of NASDAQ independence rules and who are “non-employee directors” as defined for purposes of the rules of the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended (the “Section 16 Non-Employee Directors”), shall have the authority, in its sole judgment (which shall be conclusive and binding), to determine whether the conditions to vesting specified by this Agreement and the Plan have been satisfied as of the Vesting Date or any other date. The Board of Directors by action of the Section 16 Non-Employee Directors may also waive the provisions of Section 5 or otherwise shorten the Restricted Period as to any or all of the Award, and in connection with such actions may cause the Award to vest at an earlier date, whenever the Board of Directors by the above-described vote may determine that such action is appropriate by reason of changes in applicable tax or other laws or accounting principles or interpretations, or by reason of other changes in circumstances occurring after the Grant Date.

3.    Your Rights in Award before Vesting. Except as otherwise provided in this Agreement, you shall have all the rights of a holder of Common Stock in respect of each of your shares of Restricted Stock that are included in the Award during the Restricted Period, including, but not limited to, the right to receive all cash dividends paid on the Restricted Stock that are declared with a record date on or after the Grant Date and the right to vote the Restricted Stock on all matters to come for a vote by the holders of the Common Stock with a record date on or after the Grant Date.

4.    Non-Certificated Nature of Restricted Stock during the Restricted Period. The Company has directed its registrar and transfer agent (the “Transfer Agent”) to issue the shares of Restricted Stock in your name as of the Grant Date, and to evidence the issuance of such shares of Restricted Stock to you by crediting the number of such shares of Restricted Stock to an account that has been established in your name on the Transfer Agent’s books (your “Restricted Stock Account”). During the Restricted Period, the Company shall have no obligation to cause a certificate evidencing any of the shares of Restricted Stock to be prepared or delivered. Any cash dividends payable in respect of the Restricted Stock during the Restricted Period pursuant to Section 3 shall be paid to you in cash, unless you otherwise direct, in which event such dividends will be paid to such account as you direct.

5.    Forfeiture and Cancellation of the Award; Accelerated Vesting under Certain Cases.

(a)
Continuing Board Service and Meeting Attendance Conditions. If you should not continue in service to the Company and its subsidiaries or affiliates as a director through December 5, 2019, for any reason other than your death or disability, your Award (including your Restricted Stock and all associated property and rights) shall be fully forfeited and cancelled. Furthermore, if you (i) fail to attend (for any reason other than disability) in person at least seventy-five percent (75%) of the aggregate number of meetings of the Company’s Board of Directors and the other corporate or subsidiary or affiliate boards and committees on which you may be (from time to time) a member during the period commencing on January 1, 2019 through December 5, 2019, or (ii) fail to attend (other than by reason of disability or illness or bona fide emergency as determined in the sole discretion of the Company’s lead independent director) the Company’s annual meeting of shareholders held in 2019, your Award (including your Restricted Stock and all associated property and rights) shall be subject to a 50% forfeiture and cancellation. Each of the circumstances set forth above (i.e., failure to fulfill a service or attendance requirement) that results in a forfeiture of your Award (including your Restricted Stock and all associated property and rights) shall be referred to herein as a “Disqualifying Circumstance” and the date of the last fact that establishes the existence of a Disqualifying Circumstance shall be referred to herein as the “Disqualification Date.” In the event of any forfeiture or cancellation of your Award pursuant to this Section 5, the shares of Restricted Stock subject thereto shall be deemed to have been reacquired by the Company and cancelled effective as of the Disqualification Date (regardless of the date on which the Board of Directors makes a determination as to the existence of a Disqualifying Circumstance), and you therefore shall not have the right to receive any cash dividends or other distributions with respect to the Restricted Stock that are declared with a record date after the Disqualification Date. The existence or non-existence of a Disqualifying Circumstance (and the date of the associated Disqualification Date) shall, in the event of any uncertainty or dispute, be determined for all purposes under the Plan and this Agreement by the Board of Directors (by vote or consent as provided by Section 2), whose judgment on such matters shall be conclusive and binding.

(b)
Immediate Vesting Caused by an Extraordinary Event. If an Extraordinary Event (as defined by Section 6.06(d) of the Plan) occurs during the Restricted Period, and prior to the date of any forfeiture and cancellation of your Award, then the Vesting Date of your Award shall be deemed to have been accelerated to the date of the Extraordinary Event, and your Award shall be deemed fully non-restricted and non-forfeitable as of such date.

6.    Non-Transferability. Prior to expiration of the Restricted Period, you may not sell, assign, transfer, pledge or otherwise encumber any of your rights under the Award, including the Restricted Stock.

7.    Disclaimer of Contract. Nothing contained in this Agreement shall be construed as an obligation of the Company or any of its Subsidiaries or any other person to retain you as a member of the Board of Directors, or in any other capacity.

8.    Adjustments for Changes in Capitalization of the Company. In the event of any change in the outstanding shares of Common Stock during the Restricted Period by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any change in the corporate structure of the Company or in the shares of Common Stock, the number and class of the shares of your Restricted Stock covered by your Award shall be appropriately adjusted by the Board of Directors, whose determination shall be conclusive. Any shares of Common Stock or other securities distributed during the Restricted Period in respect of your Restricted Stock as a result of any of the foregoing to which you may be determined to be entitled shall be held without interest by the Transfer Agent for your account until the expiration of the Restricted Period, and shall be subject to the forfeiture and other provisions of this Agreement to the same extent and in the same manner as the previously issued shares of Restricted Stock in respect of which they were distributed.

9.    Securities Laws. The Company’s obligation to issue to you, or to deliver to you any stock certificates evidencing, shares of Common Stock hereunder shall, if the Board of Directors so requests, be conditioned upon the Company’s receipt of a representation by you as to your investment intention, in such form as the Board of Directors shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, state or local securities legislation. The Company shall not be required to deliver any certificates for shares under this Agreement or to issue any shares hereunder prior to (i) the admission of such shares to listing on any stock exchange on which the shares of Common Stock may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation, as the Board of Directors shall determine to be necessary or advisable.

10.    Tax and Other Withholding Obligations. The Company’s obligation to pay or deliver to you the Restricted Stock that constitutes the Award shall be subject to the Company’s compliance with applicable tax withholding and other required withholding or deductions, if any, with respect to the compensation realized by you as a result of having received the Award (including the non-cash compensation income that you may be deemed to realize for income tax purposes upon the lapsing of the restrictions upon the Award) including any deductions that may be required under the Company’s employee benefit plans (collectively, the “Withholding”). The Company may satisfy any such Withholding or other obligation by withholding from the Restricted Stock otherwise deliverable to you such number of shares as would have at such time a fair market value equal to the amount of such obligation.

11.    Agreement. By signing this Agreement below, you acknowledge that you have received a copy of the Plan, and that you are familiar with the terms and provisions of the Plan and the Agreement, and that you accept their terms. You also acknowledge your agreement (on behalf of yourself and your estate, including your personal representatives, guardians, executors and heirs) to accept as binding, conclusive, and final all decisions and interpretations of the Company’s Board of Directors (by the vote or consent of such members thereof as is determined in accordance with Section 2 of this Agreement) upon any question arising under the Plan or this Agreement.

GERMAN AMERICAN BANCORP, INC.

By:
Director's Name		Mark A Schroeder, Chairman and CEO

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